EXHIBIT 10.2

                              INSTAR HOLDINGS INC.
                            R.R.E. COMMERCIAL CENTRE
                                     MAJURO
                                MARSHALL ISLANDS


TO:  Capital Media (UK) Limited
     25 James Street
     London W1M5HY                                          July 31, 1997

Dear Sirs


We refer to the US$2,000,000 cash advance facility dated 31 October 1996 between you and us as amended by a letter of variation and amendment dated 14 January 1997, a letter of variation and amendment dated 31 January 1997, a letter of variation and amendment dated 3 March 1997 a letter of variation and amendment dated 10 March 1997 and a letter of variation and amendment dated 25 June 1997 (together the "Facility").

We hereby confirm our agreement that with effect from the date of this letter:

(b)      at clause 1.1

                  (i) the definition of "Repayment Date" shall be supplemented and amended by deleting after "the" in line 1 "1 December 1997" and inserting "20 January 1998"; and

                  (ii) shall be inserted the definition of "CMG" Capital Media Group Limited (registered in the State of Nevada United States of America) whose principal office is at 25 James Street, London W1M 5HY".

(c)      at clause 9(b) shall be inserted:

        "(6) In the event that CMG consummates the share exchange contemplated by the agreement and plan of reorganization dated March 4, 1997, by and among CMG, Unimedia S.A., a company organized under the laws of the Republic of France, Company No. RCS Paris B 401 988 308 ("Unimedia") and those shareholders of Unimedia a party thereto, as amended by that certain Amendment No. 1 dated June 23, 1997, Amendment No. 2 dated as of July 11, 1997 and Amendment No. 3 dated as of July 18, 1997 (the "Unimedia Agreement") on or around 25 July 1997;

         (a) CMG shall prior to or simultaneously create a series of Preferred Stock called "Series A Preferred Stock" with the rights, preferences and limitations described in the Certificate of Designations (the "Designation") required to be filed with the Secretary of State of Nevada in the form attached to this this letter hereto as Exhibit "A";

         (b) Notwithstanding anything to the contrary contained in this clause 9 with respect to the convertibility of the Loan into Shares;


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         (i)      In the event that Stockholder Approval (as hereinafter
                  defined) has not been obtained, Instar shall have the right at any time by notice in writing to convert to shares of Series A Preferred Stock at the rate of US$0.50 of Loan per share of Series A Preferred Stock; provided however if Stockholders Approval is obtained following the aforementioned conversion to Series A Preferred Stock, the Series A Preferred Stock then issued shall immediately automatically convert (as set fort in the Designation) into Shares on a one-for-one basis in accordance with the terms and conditions of the Series A Preferred Stock; and

         (ii) In the event that Stockholder Approval has been obtained, the Lender shall have the right at any time to convert the Loan into Shares at the Conversion Rate.

                  The term "Stockholder Approval" shall have the meaning given to such term in the Designation.

                  Shares issuable upon conversion of the Loan are hereinafter referred to as "Conversion Shares", whether consisting of Shares or Series A Preferred Stock.

         (7) CMG shall use its best good faith efforts to cause a meeting of the stockholders of CMG to be held on or prior to December 1, 1997 for the purpose of obtaining, among other things, Stockholder Approval. Upon Stockholder Approval, the Company shall reserve for issuance that number of shares equal to the number of Conversion Shares.

         (8) CMG hereby grants to the Lender the same rights of registration with respect to the Conversion Shares as were granted to the shareholders of Unimedia, who are a party to the share exchange contemplated by the Unimedia Agreement. CMG shall include the Conversion Shares in the first registration statement filed by CMG in respect of any of it shares including but not limited to the common stock (unless prohibited by law or by the Securities and Exchange Commission)."

(c)      at clause 15.1 shall be inserted after (p)

                  "(q) Stockholder Approval (as defined in the Designation) is not obtained by close of business on the 1 December and/or CMG breaches any of its obligation under this letter".

         Save as stated above, the Facility shall continue in full force and effect in accordance with its terms and all references in the Facility to "this Facility Letter", "hereunder" or cognate expressions shall be deemed to be references to the Facility Letter as amended by this letter and the Facility Letter shall be read together with this letter.

         Terms defined in the Facility shall have the same meaning in this letter.

         Could you please confirm your agreement to the terms of this letter by signing and returning the enclosed copy.

         This letter shall be governed by and construed in accordance with the laws of England.

         Yours faithfully

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/s/ A.M. BOUSFIELD, DIRECTOR
-----------------------------
For and on behalf
Instar Holdings Inc




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We confirm our agreement to the terms of this letter and confirm that the terms set out shall be part of the Facility




/s/ CHARLES KOPPEL
------------------------------
For and on behalf of
Capital Media (UK) Limited






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We confirm our agreement to the terms of this letter and that the terms set out shall be part of the Facility




/s/ CHARLES KOPPEL
------------------------------
For and on behalf of
Capital Media Group Limited





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